Exhibit 10.1

LEDGEMONT TECHNOLOGY CENTER

Lexington, Massachusetts

FIRST AMENDMENT TO LEASE

Curis, Inc.

First Amendment to Lease (“First Amendment”) dated as of January 27, 2022 between 99 Hayden LLC, a Delaware limited liability company, successor-in-interest to 128 Spring Street Lexington, LLC, a Delaware limited liability company (“Landlord”), and Curis, Inc., a Delaware corporation (“Tenant”).

Background

Reference is made to a lease dated as of December 5, 2019 (the “Lease”), between Landlord’s predecessor-in-interest and Tenant for certain premises consisting of approximately 21,772 rentable square feet on a portion of the 500 Level of the C Building of the Ledgemont Technology Center at 99 Hayden Avenue, Lexington, Massachusetts (“Existing Premises”). Capitalized terms used and not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Lease.

Landlord and Tenant desire to enter into this First Amendment to expand the Existing Premises and to amend the Lease on the terms more particularly set forth in this First Amendment.

Agreement

FOR VALUE RECEIVED, Landlord and Tenant agree as follows:

1. Expansion of Premises. On the Expansion Premises Commencement Date (as such term is defined below), Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord an additional approximately 9,340 rentable square feet known as Suite 400 on the 400 Level of the C Building and shown on the floor plan attached hereto as Exhibit A-1 (the “Expansion Premises”). Tenant’s lease of the Expansion Premises shall be on all of the same terms and conditions as the Existing Premises, except as otherwise specified herein. Effective as of the Expansion Premises Commencement Date, (a) the Expansion Premises shall be made a part of the Premises under the Lease for all purposes, (b) all references in the Lease to the term “Premises” shall be deemed to include the Existing Premises and the Expansion Premises together for a total of 31,112 rentable square feet and (c) the Exhibit A attached to the Lease shall be amended by adding the Exhibit A-1 attached hereto.

2. Expansion Premises Lease Term. The “Expansion Premises Commencement Date” shall mean the date on which the Landlord delivers the Expansion Premises to Tenant (i) with Landlord’s Work Substantially Complete (as such term is defined in Exhibit A-2), and (ii) with the Expansion Premises in broom clean condition, free of construction debris, personal property or other occupants. The Term with respect to the Tenant’s lease of the Expansion Premises shall commence on the Expansion Premises Commencement Date and expire on December 31, 2025 (the “Expansion Premises Term Expiration Date”). Tenant shall vacate and surrender the

Expansion Premises in the condition required under the Lease on the Expansion Premises Term Expiration Date. The Expansion Premises Commencement Date is targeted for May 15, 2022 (the “Expansion Premises Target Commencement Date”). In the event the Expansion Premises Commencement Date has not occurred on or before June 15, 2022 for reasons other than Force Majeure or Tenant’s Delay(s), Tenant shall be entitled to the following until the Expansion Premises Commencement Date does occur: one day of rent abatement with respect to the Expansion Premises Base Rent only for every day that expires after June 16, 2022 until the Expansion Premises Commencement Date occurs. In the event the Expansion Premises Commencement Date has not occurred on or before November 15, 2022 for reasons other than Force Majeure or Tenant’s Delay(s), Tenant shall have the option, but not the obligation, to terminate this First Amendment by providing Landlord with written notice at any time after November 16, 2022 but prior to the occurrence of the Expansion Premises Commencement Date, and, if such notice is given (x) this First Amendment shall be of no further force and effect and (y) the Lease shall continue according to its terms without regard to this First Amendment.

3. Base Rent; Annual Fixed Rent.

(a) Existing Premises. Tenant shall continue to pay installments of Annual Fixed Rent for the Existing Premises as provided in the Lease.

(b) Expansion Premises. Commencing on the Expansion Premises Commencement Date and continuing through the Expansion Premises Term Expiration Date, Annual Base Rent for the Expansion Premises shall be due and payable in equal monthly installments as provided in the Lease, in the following amounts:

Period	Annual Base Rent	Monthly Base Rent	Base Rent Per Rentable Square Foot
Expansion Premises Commencement Date – December 31, 2022	$280,200.00	$23,350.00	$30.00
January 1, 2023 – December 31, 2023	$289,540.00	$24,128.33	$31.00
January 1, 2024 – December 31, 2024	$298,880.00	$24,906.67	$32.00
January 1, 2025 – December 31, 2025	$308,220.00	$25,685.00	$33.00

4. Additional Rent. The parties intend the lease of the Expansion Premises to be a so-called “gross” lease meaning that aside from the payment of Base Rent and electricity (to the extent such payments for electricity may be required pursuant to Section 5 below), Tenant shall not be obligated to pay or reimburse Landlord for Taxes and/or Operating Expenses attributable to the Property or the Building as a whole as is commonly required in so-called “net” leases (provided the foregoing shall not be interpreted to excuse Tenant from the obligation to pay for special services, such as overtime HVAC services, or any other items set forth elsewhere in the Lease). Notwithstanding the foregoing provisions of this Section 4, Tenant shall continue to pay

Additional Rent with respect to the Existing Premises, including but not limited to Tenant’s Pro Rata Share of Taxes, Utilities, Insurance premiums and Operating Expenses, as set forth in the Lease, the parties agreeing that such obligations with respect to the Existing Premises shall remain unmodified by this First Amendment.

5. Electricity. Tenant shall pay, as Additional Rent, the cost for its use of electricity in the Expansion Premises including the consumption which is separately metered either directly to the Tenant or as billed by Landlord. Tenant shall continue to pay the cost of any other utilities in accordance with the terms of the Lease.

6. As-Is; Landlord’s Work. Other than Landlord’s Work set forth below, the Expansion Premises are being leased in its “as-is” condition without representation or warranty by Landlord. Landlord shall perform construction in the Expansion Premises, at its sole cost and expense, consistent with the Preliminary Fit Plan – Option 3 dated December 1, 2021, attached hereto as Exhibit A-2 (“Landlord’s Work”) and in accordance with all applicable laws, rules, codes and regulations, using qualified and licensed contractors. Tenant acknowledges that Landlord’s Work does not include (i) the installation of telecommunications cabling and equipment; or (ii) any Change Order (as such term is defined in Exhibit A-2). Without limiting the provisions of Section 2, Landlord shall exercise reasonable efforts, to deliver the Expansion Premises on or before the Expansion Premises Target Commencement Date pursuant to Landlord’s Work.

7. Intentionally Omitted.

8. Insurance and Indemnification.

(a) Article 1: Basic Terms of the Lease is hereby amended by adding the following immediately before “Exhibits”:

COMMERCIAL GENERAL LIABILITY INSURANCE:	$5,000,000.00 per occurrence/general aggregate/ $5,000,000 products completed operations aggregate

(b) Insurance. Section 7.01 of the Lease is hereby in its entirety and replaced with the following:

“7.01 Coverages. Throughout the Term (and such further time as Tenant or any person claiming through Tenant occupies any part of the Premises), and during any time Tenant or any person claiming through Tenant enters the Premises, Tenant shall maintain the insurance required under this Lease, written on an occurrence basis, with responsible companies approved by Landlord and rated A-/VII or greater by AM Best (or such other rating as Landlord may, from time to time, reasonably require) and which are licensed in the state in which the Building is located. All insurance provided by Tenant shall be subject to Landlord’s prior approval, in its reasonable discretion. Tenant’s insurance shall include, but not be limited to:

1.

Commercial General Liability (“CGL”): CGL coverage to be provided on ISO Form CG 00 01 (or its equivalent) covering CGL on an “occurrence” basis, including products and completed operations, property damage, bodily injury and personal & advertising injury with limits no less than those specified in Section 1.1 for Commercial General Liability Insurance (as such amounts may, from time to time, be increased by Landlord in its reasonable discretion).

2.

Property Damage Insurance. “Special Cause of Loss” property insurance on a replacement cost agreed amount basis insuring against loss or damage to Tenant’s Property as defined in Section 7.05. Such coverage shall not exclude the perils of sprinkler leakage, flood, earthquake, windstorm (named or unnamed), rupture of water pipes, earthquake and theft. This insurance shall cover the rents payable to Landlord in a twelve-month period basis as a result of business interruption. It shall include Landlord as a loss payee.

3.

Business Automobile Liability: Business Automobile liability coverage to be provided on ISO Form Number CA 0001 (or its equivalent) covering, Code 1 (any auto), or if Tenant has no owned autos, Code 8 (hired) and 9 (non-owned). The limits of liability shall be no less than $1,000,000 combined single limit per accident for bodily injury and property damage.

4.

Workers’ Compensation & Employer’s Liability: Workers’ Compensation insurance to be provided in statutorily required amounts. Employer’s Liability limits shall not be less than $1,000,000/$1,000,000/$1,000,000.

5.

Excess (or Umbrella) Liability. Excess (or Umbrella) Liability may be provided to achieve the required CGL, Business Automobile and Employer’s Liability limits. Such excess (or umbrella) insurance shall be provided on a follow-form excess basis over the underlying coverages.

6.

Social Host Liquor Liability. Tenant agrees that neither its CGL nor excess liability (or umbrella) policies shall exclude social host liquor liability coverage (nor shall such coverage be sub-limited). Nothing in this Section shall be interpreted as permitting Tenant to host functions or serve alcohol without Landlord’s prior written approval.

Upon Landlord’s request, Tenant shall provide a copy of its CGL policy complying with the requirements of this Lease.

Any self-insured retention or deductible within Tenant’s insurance shall be borne solely by Tenant. Tenant’s insurance shall not include a self-insured retention or deductible in excess of $250,000.00 without prior written approval by Landlord. Any Tenant insurance policy that includes any self-insured retention must provide, or be endorsed, that the self-insured retention may be satisfied by either Tenant or Landlord (which shall be deemed a right to cure by Landlord pursuant to Section 14.02.6 of the Lease and subject to reimbursement by Tenant as Additional Rent). All self-insured retention must be noted on the certificate of insurance provided by Tenant.

Indemnitees and other parties as designated by Landlord shall from time to time, upon Landlord’s request, be covered as additional insureds on a primary, non-contributory basis on Tenant’s CGL and any excess (or umbrella liability) policies. The additional insured coverage in the CGL and excess (or umbrella) policies shall be on forms as broad as ISO forms CG 20 10 07 04 and CG 20 37 07 04 and such coverage may be provided in the form of existing policy provisions or one or more endorsements. If Tenant’s policies provide greater limits than the coverage required by Landlord, then the additional insureds shall be entitled to, or to share in, the full limits of such policies. Any insurance or self-insurance maintained by Landlord, the Indemnitees or any other additional insureds shall be excess of the Tenant’s insurance and shall not contribute with it. Each of Tenant’s policies shall be written on an “occurrence” basis and shall include a waiver of subrogation clause or endorsement in accordance with Section 7.04.

Landlord may reasonably increase and change from time to time the amount and types of insurance coverages required to be maintained by Tenant to bring such types and amounts in line with what is required by similarly situated landlords in similar buildings in the Lexington market. A duly executed certificate or certificates for such policies of insurance in form satisfactory to Landlord (which shall attach, among other things, all required additional insured, primary and non-contributory and waiver of subrogation amendatory endorsements or policy provisions). Satisfactory evidence of the payment of the premium thereon, if requested by Landlord, shall be deposited with Landlord and other parties designated by Landlord at the beginning of the Term and, throughout the Term of the Lease, upon renewals of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. The failure of Landlord to request or obtain the required documents shall not waive the Tenant’s obligation to provide them. Tenant shall provide Landlord with at least twenty (20) days written notice (or ten (10) days for non-payment of premium) before any policy is canceled. If Tenant fails to comply with any requirements to obtain and maintain insurance under this Lease, Landlord may obtain such insurance on behalf of Tenant and may keep the same in effect, and Tenant shall pay Landlord, as Additional Rent, the premium cost thereof upon demand. The minimum limits of polices of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. The provisions of this Section 7.01 shall survive the expiration of the Term or earlier termination of this Lease.”

(c) Waivers of Subrogation. Section 7.03 of the Lease is hereby deleted in its entirety and replaced with the following:

“Any insurance carried by Tenant with respect to the Premises or property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation and/or recovery against Landlord for any injury or loss due to hazards which are actually insured by Tenant or are required to be insured under the Lease. Tenant, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against Landlord for injury or loss due to hazards which are the subject of insurance under the Lease. For the purposes of this Section 7.03, “Landlord” shall include its mortgagees, agents, employees, managers and/or management companies, officers, directors, attorneys, trustees, independent contractors, and invitees.

Landlord’s property insurance shall include a clause or endorsement denying to the insurer rights of subrogation and/or recovery against Tenant for any loss due to hazards which are actually insured by Landlord or are required to be insured by Landlord under the Lease. Except with respect to deductibles and self-insured retention, Landlord, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against Tenant for loss due to hazards which are the subject of its property insurance under this Lease.”

(d) The Lease is hereby amended by inserting the following as Section 7.05 immediately after Section 7.04:

“7.05 Tenant’s Property. To the greatest extent permitted by law, all furnishings, fixtures, equipment, effects and property of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or elsewhere in the Building or in transit thereto or therefrom (“Tenant Property”) shall be at the sole risk of Tenant. Tenant Property expressly includes all business fixtures and equipment, including without limitation any Tenant security or access control systems installed for the Premises, filing cabinets and racks, removable cubicles and partitions, kitchen equipment, computers and related equipment, raised flooring, supplemental cooling equipment, audiovisual and telecommunications equipment, non-building standard signage, and other tenant equipment installations, in each case including related conduits, cabling, and brackets or mounting components therefor and any connectors to base building systems and in each case whether installed or affixed in or about the Premises, in building core areas, or elsewhere in the Ledgemont Research Center. To the greatest extent permitted by law, regardless of any cause whatsoever, no part of any loss or damage to Tenant’s property (or those claiming through Tenant) is to be charged to or be borne by Landlord. The parties acknowledge that damage or destruction may result from acts of cleaning personnel and employees of other independent contractors of Landlord working in and around the Premises and that Tenant shall bear the risk and cost thereof unless Landlord has been grossly negligent in the selection or retention of such persons.”

(e) Section 10.05 of the Lease is hereby amended by inserting the following as Section 10.05(f) at the end of Section 10.05 of the Lease:

“(f) In the event of a construction fit-out by the Tenant that has been previously approved by Landlord, the following minimum insurances shall be provided by Tenant (either through policies held directly by Tenant or through insurance policies held by contractors engaged by Tenant to perform such work):

a. Builder’s Risk shall be provided (before any construction work begins) which shall name Landlord, Tenant and all contractors as named insureds and shall be written for the full replacement cost of the work, without any provision for coinsurance. It shall also allow for partial occupancy and shall include at least the coverages found in an ISO special cause of loss coverage form.

b. Professional liability insurance shall be provided (if Tenant is responsible for the design and before any professional services begin) covering such design services in an amount of the greater of the cost of the design services or $1,000,000 per claim. Such insurance shall not exclude pollution damages (including mold) a result of professional errors or omissions. Such insurance shall include a waiver of subrogation in favor of Landlord any anyone else that Landlord is required to provide a waiver of subrogation to in its contracts for the project.

c. Contractor’s pollution liability insurance shall be provided (before any construction work begins) covering such work in an amount of at least $1,000,000 per claim, and shall name Landlord and its affiliates, officers, directors and employees as additional insureds on a primary, non-contributory basis.

d. Excess (or umbrella) liability insurance shall be provided (before any construction work begins) that provides excess liability coverage over commercial general liability, employer’s liability and business automobile insurance in the amounts of at least $5,000,000 per occurrence.

e. Worker’s compensation & Employers Liability, Commercial General Liability and Auto Liability shall be required of any of Tenant’s consultants, contractors or vendors in the same amounts as set forth above for Tenant. Landlord and its directors, officers, employees and affiliates shall be provided (i) a waiver of subrogation on all such worker’s compensation policies and (ii) additional insured coverage on a primary, non-contributory basis to any commercial general liability policies.

Certificates of insurance together with evidence of endorsements shall be provided to Landlord (upon Landlord’s request) for any of the insurance required by Tenant’s consultants, contractors or vendors.”

9. Early Termination Options. Provided that (a) Tenant has not assigned the Lease or sublet any portion of the Premises and (b) Tenant is not in default under the Lease, Tenant shall have a one (1) time option to terminate the Lease (the “Tenant Termination Option”), effective on the commencement date of a new lease with Landlord for larger premises within Landlord’s portfolio (the “New Lease”). Tenant shall exercise the Tenant Termination Option by delivering to Landlord written notice (the “Tenant Termination Notice”) of such election to terminate the Lease concurrently with execution of the New Lease and if Tenant properly delivers the Tenant Termination Notice, then the Lease shall terminate and be of no further force or effect (except for those obligations that expressly survive the termination of the Lease) on the commencement date of such new lease.

Landlord shall have a one (1) time right to terminate the Lease with respect to the Existing Premises (the “Landlord Termination Option”) at no additional cost to Landlord. Landlord shall exercise the Landlord Termination Option by delivering to Tenant written notice of such election to terminate the Lease at least eighteen (18) months prior to December 31, 2025 (the “Landlord Termination Notice”) and if Landlord properly delivers the Landlord Termination Notice, then the Lease shall terminate and be of no further force or effect (except for those obligations that expressly survive the expiration or earlier termination of the Lease) on December 31, 2025.

The date when the Lease is terminated pursuant to this Section shall be referred to herein as the “Early Termination Date”. Tenant shall return the Premises to Landlord on the Early Termination Date in accordance with the terms of the Lease, including, but not limited to, Section 10.06. Upon the delivering of the Tenant Termination Notice or Landlord Termination Notice, any and all rights of Tenant to extend the Lease Term shall immediately be void and of no further force or effect. All obligations of either party to the other which accrue under the Lease on or before the Early Termination Date shall survive such termination.

10. Termination of Options. With the exception of Section 2.03 of the Lease (Option to Expand which shall remain in full force and effect), and except as specifically set forth in this First Amendment, all Options are hereby terminated. For purposes hereof, “Options” shall mean (a) all rights or options of Tenant to (i) extend or renew the Term of the Lease or (ii) expand or contract the Premises; and (b) rights of first refusal or first offer or notice (or similar rights) with respect to the lease of other space in the Building or the Ledgemont Technology Center or the purchase of any portion of the Building or the Ledgemont Technology Center.

11. Landlord’s Notice Address. The “Original Address of Landlord for Notices” reference data set forth in Article 1 of the Lease is hereby deleted, and the following reference data is inserted in lieu thereof:

“Original Address of
Landlord for Notices:	99 Hayden, LLC
c/o Hobbs Brook Real Estate LLC
404 Wyman Street, Suite 425
Waltham, MA 02451-1209
Attention: Director of Asset Management

With copies to:	Chief Legal Officer
Hobbs Brook Real Estate LLC
404 Wyman Street
Waltham, Massachusetts 02451-1209

and to:	Hinckley, Allen & Snyder LLP
28 State Street
Boston, MA 021109-1775
Attn: John Pariseault, Esq.

12. Brokerage. Tenant represents and warrants that it has had no dealings with any broker or agent in connection with this First Amendment, except Jones Lang LaSalle representing the Landlord and Newmark representing the Tenant (the “Broker”). Tenant covenants to defend (by counsel of Landlord’s choice), pay, hold harmless and indemnify Landlord from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent, with respect to this First Amendment or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall pay all commissions due to the Broker in connection with this First Amendment pursuant to a separate agreement.

13. Ratification. Except as set forth herein, the terms of the Lease are hereby ratified and confirmed. Each party hereby warrants and represents that, to the best of its knowledge (i) as of the date hereof the parties have complied with all of the terms and conditions of the Lease, (ii) Tenant has no rights to any credit, claim, cause of action, offset or similar charge against Landlord or the Base Rent existing as of the date hereof, and (iii) without Landlord’s prior written consent, there have been no assignees, sublessees or transferees of the Lease, or any person or firm occupying or having the right in the future to occupy the Premises, or any part thereof, except Tenant.

14. Counterparts. The parties acknowledge and agree that (a) this First Amendment may be executed in counterparts each of which shall be deemed an original, and all of which shall be deemed one and the same instrument and (b) an electronic signature on this First Amendment shall be deemed to have the full effect of an original signature (each party hereby agreeing, however, to provide to the other party an original signature to this First Amendment upon the other party’s written request therefor).

15. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this First Amendment, the provisions of this First Amendment shall control. The recitals set forth above in this First Amendment are hereby incorporated by this reference. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns. This First Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts. Each party has cooperated in the drafting and preparation of this First Amendment and, therefore, in any construction to be made of this First Amendment, the same shall not be construed against either party. This First Amendment may be executed in counterparts, and when both Landlord and Tenant have signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one First Amendment, which shall be binding upon and effective as to Landlord and Tenant. In case any one or more of the provisions contained in this First Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this First Amendment, and this First Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

[SIGNATURE PAGE FOLLOWS]

EXECUTED as a sealed Massachusetts instrument as of the date first written above.

LANDLORD:

99 Hayden LLC, a Delaware limited
liability company

By:	/s/ Matthew Donaghey
Name: Matthew Donaghey
Title: Manager

TENANT:

Curis Inc., a Delaware corporation

By:	/s/ William E. Steinkrauss
Name: William E. Steinkrauss
Title: Chief Financial Officer
Hereunto duly authorized

EXHIBIT A-1

Expansion Premises

EXHIBIT A-2

Landlord’s Work

1. Plans and Specifications.

(a) Preparation of Plans. Landlord has prepared plans attached as Exhibit A-2 (“Landlord’s Plans”) for the construction of certain improvements in the Expansion Premises, which Tenant hereby unconditionally approves.

Tenant understands that time is of the essence to Landlord in causing the Expansion Premises Commencement Date to occur as early as possible, and will cooperate with Landlord to achieve the earliest possible Expansion Premises Commencement Date. At all times, Tenant will act promptly (and in any case within two (2) Business Days) on any construction-related questions or matters, including color approvals. If Tenant shall fail to act in a timely fashion as required hereunder on any design or construction-related question or matter, then Tenant’s failure shall constitute a Tenant’s Delay (as defined in Section 5 below) and the Substantial Completion Date shall be deemed to have occurred earlier than the actual date thereof by the number of days by which Tenant’s approval or other action is delayed.

(b) Change Orders. Landlord’s Plans shall not be changed or modified except as set forth herein. If Tenant requests a change in Landlord’s Plans or Landlord’s Work (a “Change Order”), Landlord shall not unreasonably withhold its consent to said change provided that it shall not be deemed unreasonable for Landlord to withhold consent to any change in Landlord’s Plans that in Landlord’s sole opinion (i) will cause any delay in the completion of Landlord’s Work (as hereinafter defined), (ii) cause any additional cost or expense to Landlord, (iii) in any manner affect any structural component of the Building (including, without limitation, exterior walls, exterior windows, core walls, roofs, or floor slabs), (iv) in any respect be incompatible with the electrical, mechanical, or plumbing components or systems of the Building, (v) affect in any respect other space in the Building other than the Expansion Premises, including the exterior of the Building, (vi) diminish the value of the Expansion Premises for any general purpose office use, or (vii) require any unusual expense to readapt the Expansion Premises for any general purpose office use. With respect to clauses (i) and (ii) above, Landlord may, but shall not be obligated to, grant its consent provided Tenant agrees to pay for any and all costs associated therewith as Excess Work (as such term is defined below).

2. Completion of Landlord’s Work.

(a) Construction of Premises. Landlord shall exercise reasonable efforts to substantially complete the work specified in Landlord’s Plans necessary to prepare the Expansion Premises for Tenant’s occupancy on or before the Expansion Premises Target Commencement Date, subject to Tenant’s Delays (as hereinafter defined) and Force Majeure, as such term is defined in the Lease.

(b) Substantial Completion. The Expansion Premises shall be deemed ready for occupancy on that day (the “Substantial Completion Date”) on which Landlord’s Work is “Substantially Complete,” defined to mean that Landlord’s Work has been completed except for minor items of construction, mechanical and electrical adjustment or other work which Landlord is able to complete after Tenant has occupied the Expansion Premises without unreasonably interfering with Tenant’s use thereof.

3. Intentionally Omitted.

4. Intentionally Omitted.

5. Tenant’s Delay.

(a) Any delay that shall occur in the Expansion Premises Commencement Date or Substantial Completion Date as the result of the following shall be a Tenant’s Delay:

(i)	any request by Tenant that result in a delay in the commencement or completion of Landlord’s Work for any reason;

(ii)	any change made by Tenant in any of Landlord’s Plans or Landlord’s Work, including any Change Order, that results in a delay in the commencement or completion of Landlord’s Work for any reason;

(iii)	any special requirements of Tenant not in conformity with Landlord’s Plans;

(iv)

any other act or omission of Tenant or its members, managers, officers, directors, agents, servants, contractors, architects, engineers, or employees that results in a delay in the commencement or completion of Landlord’s Work for any reason; or

(v)	any reasonably necessary rescheduling of the sequence of any of Landlord’s Work due to any of the causes for delay referred to in clauses (i), (ii), (iii), and (iv) of this paragraph (a) of Section 5.

(b) [Intentionally Omitted].

(c) In addition to Landlord’s other rights and remedies under prevailing circumstances, the Expansion Premises Target Commencement Date shall automatically be extended for the period of any delays caused by Tenant’s Delay(s) or Force Majeure.

(d) If, as a result of Tenant’s Delay(s), the Substantial Completion Date is delayed in the aggregate for more than one hundred twenty (120) days, Landlord may (but shall not be required to) at any time thereafter terminate this Lease by giving written notice of such termination to Tenant, and thereupon this Lease shall forthwith terminate without further liability or obligation on the part of either party, except that Tenant shall pay to Landlord the damages suffered by Landlord by reason of such Lease termination including, without limitation, the cost theretofore incurred by Landlord in performing and, if applicable, demolishing Landlord’s Work, plus an amount equal to Landlord’s out-of-pocket expenses incurred in connection with this Lease, including, without limitation, brokerage and legal fees, together with any amount required to be paid pursuant to paragraph (c) of this Section 5, through the effective termination date.

6. Conclusiveness of Landlord’s Performance.

Tenant shall have no claim that Landlord has failed to perform any of Landlord’s Work, unless Tenant shall have given Landlord notice, not later than sixty (60) days following the Substantial Completion Date, of respects in which Landlord has not performed Landlord’s Work. Except for Landlord’s Work, the Expansion Premises are being leased in their condition “as is” without representation or warranty by Landlord.

7.	Entry Prior to Commencement.

If and as long as Tenant does not interfere in any way with the construction process (by causing disharmony, scheduling or coordination difficulties, etc.), Tenant may, at Tenant’s sole risk and expense, enter the Expansion Premises prior to the Expansion Premises Commencement Date for the purpose of installing Tenant’s decorations, movable furnishings, and business fixtures and equipment. The determination of any such interference by Landlord shall be conclusive.

Prior to the Expansion Premises Commencement Date Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all Tenant’s obligations under this Lease except the obligations to pay Annual Base Rent with respect to the Expansion Premises, which shall commence on the Expansion Premises Commencement Date.

8.	Tenant Contractors.

Any independent contractor of Tenant (or any employee or agent of Tenant) performing any work in the Expansion Premises prior to the Expansion Premises Commencement Date if and to the extent permitted by Landlord shall be a “Tenant Contractor” and shall be subject to all of the terms, conditions and requirements contained in the Lease. Neither Tenant nor any Tenant Contractor shall interfere in any way with construction of, nor damage, Landlord’s Work, and shall do all things reasonably requested by Landlord to expedite construction of Landlord’s Work. Without limitation, Tenant shall require each Tenant Contractor to adjust and coordinate any work or installation in or to the Expansion Premises to meet the schedule or requirements of other work being performed by or for Landlord throughout the Building, which shall in all cases have precedence. If Tenant or any Tenant Contractor fails so to adjust to the schedule or requirements of Landlord, then Landlord may immediately by notice to Tenant terminate permission previously granted to Tenant to enter the Expansion Premises prior to the Expansion Premises Commencement Date. Neither Tenant nor any Tenant Contractor shall cause any labor disharmony, and Tenant shall be responsible for all costs required to produce labor harmony in connection with an entry under this Section. In all events, Tenant shall indemnify the Indemnitees in the manner provided in the Lease against any claim, loss or cost arising out of any interference with, or damage to, Landlord’s Work or any other work in the Building, or any delay thereto, or any increase in the cost thereof on account in whole or in part of any act, omission, neglect or default by Tenant or any Tenant Contractor. Without limiting the generality of the foregoing, to the extent that the commencement or performance of Landlord’s Work is delayed on account in whole or in part of any act, omission, neglect, or default by Tenant or any Tenant Contractor, then such delay shall constitute a Tenant’s Delay as provided herein.

Any requirements of any such Tenant Contractor for services from Landlord or Landlord’s contractor, such as hoisting, electrical or mechanical needs, shall be paid for in advance by Tenant and arranged between such Tenant Contractor and Landlord or Landlord’s contractor. Should the work of any Tenant Contractor depend on the installed field conditions of any item of Landlord’s Work, such Tenant Contractor shall ascertain such field conditions after installation of such item of Landlord’s Work. Neither Landlord nor Landlord’s contractor shall ever be required or obliged to alter the method, time or manner for performing Landlord’s Work or work elsewhere in the Building, on account of the work of any such Tenant Contractor. Should Landlord’s contractor, including subcontractors working under such contractor, damage or delay the work of any Tenant Contractor, then such Tenant Contractor, by entering on the Expansion Premises, shall be deemed to have agreed not to prosecute any claim against Landlord, but shall look solely to Landlord’s contractor (or such contractor’s subcontractors) that allegedly caused the damage or delay. If any such Tenant Contractor ever makes a claim against any Indemnitee (as such term is defined in the Lease) directly, then Tenant shall indemnify such Indemnitee in the manner provided in the Lease against such claim so long as such Tenant Contractor’s loss was not caused solely and directly by the gross negligence or willful and wrongful act of such Indemnitee. Tenant shall cause each Tenant Contractor performing work on the Expansion Premises to clean up regularly and remove its debris from the Premises and Building. If any Tenant Contractor fails so to clean up, then Landlord may cause its contractor to clean up and remove debris, and Tenant shall pay all costs (including administrative costs) of such cleanup and removal.

9. Tenant Payments For Excess Work.

All Landlord’s Work performed under any Change Order, the cost of which exceeds the cost to perform Landlord’s Work in accordance with Landlord’s Plans shall be “Excess Work.” All Excess Work shall be performed at the sole expense of Tenant.

Tenant shall pay Landlord for Excess Work within ten (10) days following receipt of each Landlord’s invoice therefor. Landlord may invoice Tenant periodically on account of Excess Work, each such invoice to be based on Landlord’s reasonable judgment of the amount of Excess Work then performed. Tenant shall pay the entire amount of each such invoice to Landlord without set-off, deduction or retainage. The price for Excess Work shall be equal to Landlord’s Direct Costs (as defined below) incurred in connection with performing such Excess Work, plus Landlord’s Management Fee (defined below). Landlord’s Direct Costs shall mean the total cost payable by Landlord for the costs of Excess Work, including without limitation for its general contractor and architectural, mechanical, electrical and structural design fees incurred by Landlord and all costs of insuring Landlord’s Work and all costs of obtaining permits and inspections required by governmental authorities in connection such Excess Work. Landlord’s invoices on account of Excess Work may include any materials and equipment purchased to be part of such Excess Work and stored on the Land or some other location approved by Landlord and all deposits made on the purchase of such materials and equipment. Within ninety (90) days of the completion of all items of Excess Work, Landlord shall provide Tenant with a final invoice prepared by

Landlord for all Excess Work. Such statement shall be conclusive between the parties unless the statement is incorrect and is disputed by Tenant by notice to Landlord given within twenty (20) days of Tenant’s receipt of the statement. Upon issuance thereof, there shall be adjustments between Landlord and Tenant to the end that Landlord shall have received the exact amount due to Landlord hereunder on account of Excess Work. Any overpayment by Tenant shall be credited against the next payments of Annual Fixed Rent due hereunder. Any underpayment by Tenant shall be immediately due and payable.

All payments required to be made by Tenant hereunder, whether to Landlord or to third parties, shall be deemed Additional Rent for purposes of the Lease.